EXHIBIT 99.(a)

Firstgold Corp., issue over-subscribed, raises more than $11,300,000.
Closes on final Tranche of $8,800,000.

June 26, 2007 - Firstgold Corp. (OTCBB: FGOC) Cameron Park, CA, announced today that the second tranche of its previously announced financing has closed and that it was over subscribed. The Company has completed a placement of 19,729,529 units at a price of $0.45 per unit through D& D Securities Company to raise gross proceeds of $8,878,288.05. Each unit consists of one share and one half of a share purchase warrant. Each full warrant entitles the holder to acquire an additional share of Firstgold Corp stock at an exercise price of $0.65 for a period of 18 months from the date of closing.

 “In addition to the $2,500,000 we raised with Kingsmill Capital, we had anticipated another $5,000,000 - $7,000,000 with D&D Securities Company in fact D&D Securities Company raised over $8,800,000.00 for a total funding for Firstgold in excess of $11,300,000.00” said Firstgold Corp Chairman and CEO Scott Dockter.

“We are very pleased with the support we have received in the Toronto financial community and we look forward to continuing to grow these relationships and indeed to continue our pursuit of a suitable listing on a Canadian exchange as soon as possible.
With this capital we have the financial means to implement our exploration and development plan at the Relief Canyon property. We are presently analyzing the results of recent drilling and would expect to announce these results in the coming weeks.”

Firstgold currently leases over 40,000 acres of prime exploration property in Nevada. Its principal project is Relief Canyon. The Relief Canyon mine recently had its Plan of Operation reinstated in the state of Nevada and the company is conducting extensive drilling and development analysis on the project. Relief Canyon is located outside Lovelock Nevada on the site of the previously producing Pegasus Gold Mine. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com.

Safe Harbor Statement
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable; the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and those actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp's Form 10-KSB and in Firstgold Corp.'s 10-QSBs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.